EXHIBIT 23

                    CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the registration statements of New Plan Realty Trust on Forms S-3 (File Nos. 33-58596, 333-15635 and 33-60315) and on Forms S-8 (33-57946 and 33-59077) of our report dated December 6, 1996 on our audit of the Historical Summary of Combined Revenues and Certain Operating Expenses of certain properties acquired by New Plan Realty Trust for the year ended July 31, 1996, which is included in this Current Report on Form 8-K dated January 6, 1997.



                                             EICHLER, BERGSMAN & CO., LLP


New York, New York
January 6, 1997